Exhibit 10.5

National Taiwan University

Industry-Academia Cooperation Agreement

NATIONAL TAIWAN UNIVERSITY (“Party A”)

ADVANCED BIOMED INC. (“Party B”)

Party B will provide funds for the purpose of research and development, and entrust Party A to handle the “Identifying Novel Biomarkers for Early Detection of Lung Cancer” industry-academia cooperation plan, which will be executed by the project leader designated by Party A. Both Party A and Party B, as well as the project leader designated by Party A, agree to cooperate in handling the matters related to this contract as agreed, and agree to establish the following terms and conditions, and fulfill them in good faith.

Article 1: The Agreement

During the contract period, the project leader designated by Party A shall provide advisory and consulting services to Party B and participate in Party B’s internal meetings at Party B’s invitation, and provide opinions or assist Party B in planning, modifying, or improving product design and development processes based on their expertise and experience. The plan details are outlined in Annex 1, which is an integral part of this contract and has the same legal effect as this contract.

Article 2: Term

The term of this agreement shall start from April 15, 2023 and end on April 14, 2024, a total of one year. The agreement may be extended for one more year upon written request by Party B, to be made within one month prior to the expiration of the agreement.

Article 3: Payment

The total amount of funds for agreement is NTD 3 million. This includes 15% of the total amount of funds designated by Party A as management fees. The funds will be disbursed in two installments by Party B’s subsidiary (Advanced Biomed Inc. (Taiwan)) registered in Taiwan to the bank account designated by Party A after the contract is signed, in the following manner:

First installment: Within 30 days after the execution of this agreement, Party B shall pay Party A a1 total of NTD 1.5 million.

Second installment: Party B shall pay a total of NTD 1.5 million on October 15th, 2023.

Article 4: Ownership of Results

Both parties acknowledge that the purpose of this agreement is for the project leader designated by Party A to provide advisory and consulting services to Party B and does not involve actual research output. Therefore, any results, such as reports or works produced as a result of executing this agreement (hereinafter referred to as "research and development results"), shall be attributed to Party A as the author and Party A shall own all copyright. However, Party B shall enjoy the rights of the funder under Article 12 of the Copyright Law of the Republic of China and may use the research and development results without limitation on the region, duration, frequency, or method.

Article 5: Termination

A. If this agreement cannot continue due to force majeure or termination of the appointment relationship between Party A and Party B, either party may terminate the agreement at any time. Party A shall refund the unused funds previously paid by Party B in proportion, without objection.

B. After the termination of this agreement, the provisions of Article 4, Article 6, Article 7, and Article 10 of this contract shall remain valid.

Article 6: Liability

A. If any third party accuses Party B of infringement regarding the “research and development results” produced by this agreement or Party B’s use of the “research and development results,” Party B shall promptly notify Party A, and Party A shall fully assist in the necessary defense.

B. Party A guarantees that the “research and development results” produced by this agreement are created independently and without any plagiarism. The main content of the “research and development results” is based on Party A’s advice or technical guidance provided at any time during the term of this agreement. Party A guarantees to assist Party B in using the “research and development results” to the best of its ability, but does not guarantee the patentability, applicability, or commercialization of the “research and development results.”

C. If Party B suffers specific damages as a result of being accused of infringement by a third party, and such damages are caused by Party A’s act of plagiarism, Party A agrees to bear the compensation liability for Party B’s damages, but Party A’s compensation liability shall not exceed 30% of the fee received by Party B under this contract. If the infringement in the first item is not attributable to Party A, Party B shall be responsible, but Party A shall make every effort to provide technical identification, consultation and other technical support to assist Party B in handling the matter.

Article 7: Confidentiality

A. The “confidential information” referred to in this agreement is as follows:

(a) Confidential Information of Party A: including any items, documents, or materials related to the “research and development results” produced by this project, which were originally owned by Party A and have been disclosed as a result of the execution of this project, regardless of the medium to which they are attached.

(b) Confidential Information of Party B: including any items, documents, or materials related to this project that were originally owned by Party B and have been disclosed as a result of the execution of this project, regardless of the medium to which they are attached.

B. The confidentiality obligations of the “recipient” under this Article do not include the following information:

(a) Information that the “recipient” already possessed prior to obtaining it from the “disclosing party”;

(b) Information that has been made public and for which the “recipient” is not at fault for the disclosure;

(c) Information obtained legally from a third party, and for which that third party has no confidentiality obligation;

(d) Information disclosed by the “disclosing party” to a third party without a confidentiality obligation;

(e) Information developed independently by the “recipient”;

(f) Information that must be disclosed due to legal or government agency requirements;

(g) Information disclosed by the “recipient” with the prior written consent of the “disclosing party.”

C. The “recipient” shall be responsible for maintaining the confidentiality of the other party's “confidential information” in a manner consistent with the care of a prudent manager, and shall not disclose or reveal it to any third party for their own benefit or for the benefit of any third party. The “recipient” shall also return, delete, or destroy such information at the request of the “disclosing party.” The period of confidentiality obligation shall be five years from the date of receipt of the confidential information or from the date of Party B's product launch (whichever is later). This period shall be an unchangeable period and shall not be affected by the expiration, termination, revocation, or invalidation of this agreement.

Article 8: Public Disclosure

If Party A or the project leader designated by Party A intends to publicly disclose the research and development results domestically or internationally, they shall notify Party B in writing of the content to be disclosed thirty days prior to the publication. Such public disclosure can only be made after obtaining Party B’s written consent.

Article 9: Use of University Name and Protection of Rights

A. Without the prior written consent of Party A and relevant government agencies, Party B shall not use the name, emblem or other representation of Party A or relevant government agencies when using or promoting research and development results for commercial purposes (including but not limited to public marketing, promotion, or advertising of products, goods, or services), nor shall it in any way imply any connection between Party B and relevant government agencies or Party A. If Party B intends to use Party A’s emblem, it shall follow the procedures set out in the “National Taiwan University Trademark Usage Management Regulations” and the “National Taiwan University Trademark Usage Application and Management Rules,” and the authorization conditions shall be negotiated separately.

B. If Party B violates the above provisions, in addition to compensating Party A for any losses incurred, Party A may terminate this agreement without notice and shall not refund any fees already collected by Party A

Article 10: Interpretation and Dispute Resolution of the Contract

A. This agreement shall be interpreted and governed by the laws of the Republic of China (Taiwan).

B. Any legal disputes arising from this contract shall be submitted to arbitration in Taipei with the consent of Party A, and resolved in accordance with the rules of the arbitration institution and the Arbitration Law of the Republic of China (Taiwan). In the event of litigation, both parties agree to submit to the jurisdiction of the Taipei District Court as the court of first instance and resolve the dispute in accordance with the laws of the Republic of China (Taiwan).

Article 11: Miscellaneous

A. Any matters not covered in this agreement shall be handled in accordance with the “National Taiwan University Building Education Cooperation Plan Processing Guidelines” formulated by Party A and related laws and regulations, or shall be added in writing with the agreement of both parties.

B. This agreement is executed in duplicate, with each party holding one original copy. The duplicate copies shall be held by Party A’s project leader and the relevant units for Party A’s copy, and by Party B for Party B's copy.

[Signature Page Follows]

Parties

Party A：NATIONAL TAIWAN UNIVERSITY （Seal）

Representative：Wen-Chang Chen, Ph.D.	（Signature and Seal）

Title：President

Address：No. 1, Sec. 4, Roosevelt Rd., Taipei 106216, Taiwan (R.O.C.)

Project leader designated by Party A

Name：[ ]	(Signature and Seal）

Title：[ ]

Department: [ ]

Party B：ADVANCED BIOMED INC. (TAIWAN)

Representative：YI LU	（Signature and Seal）

(As a joint guarantor, I agree to guarantee that Party B will fulfill the debts arising from this agreement. When requested by Party A, I will assume joint and several liability for the repayment of all or part of the debt, and I will not refuse or object for any reason)

Title：Chairman of the Board

Principal Executive Office：	3305 SPRING MOUNTAIN RD STE 104, LAS VEGAS, NV 89102, USA

Company Registration Number：[ ]

Contact Person：[ ]

Address：[ ]

Phone Number：[ ]

Email: [ ]

Annex I

Identifying Novel Biomarkers for Early Detection of Lung Cancer

A. Scope of the Agreement

Lung cancer is the leading cause of cancer-related deaths in worldwide, including in Taiwan. Because of the poor early detection of lung cancer, even under the most advanced treatment strategies, about 85% of lung cancer patients die within 5 years of diagnosis. Thus, early detection of lung cancer is crucial and beneficial for patients to receive appropriate and curative treatment, which may result in a longer survival period. To avoid unnecessary invasive diagnostic procedures, a predictive model of malignant nodules based on clinical and radiographic parameters had been proposed recently. A recent study demonstrated that Protein X was up-regulated in patients with lung cancer compared to healthy controls. In this study, we aim to validate and evaluate the potential of Protein X as a biomarker for diagnosis of lung cancer. We will collect urine samples from patients with lung cancer and from healthy controls. Blood samples will be also collected. The expression levels of Protein X in urine and serum samples of patients with lung cancer and healthy controls will be validated by Western blot analysis and quantified using enzyme-linked immunosorbent assay (ELISA) assay. We will also analyze the expression of Protein X in tumors tissues from 100 patients with lung cancer using immunohistochemical analysis. According to our preliminary findings, the expression levels of Protein X in urine, serum and tissues specimens were significantly elevated in patients with lung cancer when compared to healthy controls (p<0.05), correlating with histology cancer types, and suggest that Protein X expression in lung cancer may be release from tissues to serum and excrete to urine. In this study, we propose to develop a novel biomarker, Protein X, for early detection and prognostic prediction of lung cancer.

We aim to apply the protein biomarker, Protein X, as an adjunct to lung cancer LDCT screening project, in order to improve the accuracy of early lung cancer detection. We also will explore more novel biomarkers in this regard.

B. Fee Schedule

NTD

Item	Description	Unit	Quantity	Unit Price (NTD)	Total Price (NTD)	Note
1	[ ]				[ ]
2	[ ]				[ ]
Total					3,000,000